Calculation of Filing Fee Table

Form S-4

(Form Type)

Advanced Micro Devices, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	Other	10,455,669	$110.61	$1,156,501,548.09	$0.0000927	$107,207.69
Total Offering Amounts						$1,156,501,548.09		$107,207.69
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due						$1,156,501,548.09		$107,207.69

(1)

The number of shares of common stock, par value $0.01 per share (“AMD common stock”), of the registrant, Advanced Micro Devices, Inc. (“AMD”), being registered is estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of AMD common stock on January 31, 2022. This calculation is in accordance with Rule 457(h)(1) of the Securities Act of 1933, as amended.

(2)

Represents additional shares of AMD common stock to be issued upon consummation of the merger described in the proxy statement/prospectus included in the Registration Statement on Form S-4, as amended (Registration No. 333-251119) (the “Prior Registration Statement”). In connection with the filing of the Prior Registration Statement, the issuance of 423,544,331 shares of AMD common stock was registered with the Securities and Exchange Commission. AMD now anticipates that up to 10,455,669 additional shares of AMD common stock may be issued in connection with the merger.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A